Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 8, 2017

HURCO REPORTS FISCAL 2017 THIRD QUARTER RESULTS

INDIANAPOLIS, INDIANA – September 8, 2017, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the third fiscal quarter ended July 31, 2017. Hurco recorded net income of $3,888,000, or $0.58 per diluted share, for the third quarter of fiscal 2017, compared to net income of $2,720,000, or $0.40 per diluted share, for the corresponding period in fiscal 2016. For the nine months of fiscal 2017, Hurco reported net income of $8,414,000, or $1.25 per diluted share, compared to $10,289,000, or $1.54 per diluted share, for the corresponding period in fiscal 2016.

Sales and service fees for the third quarter of fiscal 2017 were $60,770,000, an increase of $8,367,000, or 16%, compared to the corresponding period in fiscal 2016, and included a favorable currency impact of $273,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the nine months of fiscal 2017 were $167,736,000, an increase of $6,801,000, or 4%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of $2,854,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the third quarter and nine months of fiscal 2017 and 2016 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
			$	%			$	%
	2017	2016	Change	Change	2017	2016	Change	Change
Americas	$17,184	$13,224	$3,960	30%	$51,943	$47,098	$4,845	10%
Europe	33,813	31,211	2,602	8%	90,957	92,221	(1,264)	-1%
Asia Pacific	9,773	7,968	1,805	23%	24,836	21,616	3,220	15%
Total	$60,770	$52,403	$8,367	16%	$167,736	$160,935	$6,801	4%

Sales in the Americas for the third quarter and nine months of fiscal 2017 increased by 30% and 10%, respectively, compared to the corresponding periods in fiscal 2016, due primarily to increased sales of vertical milling machines from all product lines (Hurco, Takumi and Milltronics) in the U.S. The increased sales in the U.S. reflect improved market conditions and demand from customers in all regions of the country.

European sales for the third quarter of fiscal 2017 increased by 8%, compared to the corresponding period in fiscal 2016, and included a favorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in European sales for the third quarter of fiscal 2017 was primarily attributable to an increased sales volume of Hurco and Takumi machines in Italy, Germany and the United Kingdom. European sales for the nine months of fiscal 2017 decreased by 1%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. Excluding the negative impact of currency, the year-over-year increase in European sales for the nine months of fiscal 2017 was driven primarily by increased sales of Hurco machines in the United Kingdom and increased sales of machine tool components and accessories manufactured by our wholly–owned subsidiary LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the third quarter and nine months of fiscal 2017 increased by 23% and 15%, respectively, compared to the corresponding periods in fiscal 2016, primarily due to increased sales of Hurco and Takumi machines in China and India.

Orders for the third quarter of fiscal 2017 were $62,545,000, an increase of $14,975,000, or 31%, compared to the corresponding period in fiscal 2016, and included a favorable currency impact of $273,000, or less than 1%, when translating foreign orders to U.S. dollars. Orders for the nine months of fiscal 2017 were $186,929,000, an increase of $34,849,000, or 23%, compared to the corresponding period in fiscal 2016, and included a negative currency impact of $3,538,000, or 2%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third quarter and nine months of fiscal 2017 and 2016 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
			$	%			$	%
	2017	2016	Change	Change	2017	2016	Change	Change
Americas	$19,728	$13,449	$6,279	47%	$58,544	$42,418	$16,126	38%
Europe	35,821	27,696	8,125	29%	100,741	89,604	11,137	12%
Asia Pacific	6,996	6,425	571	9%	27,644	20,058	7,586	38%
Total	$62,545	$47,570	$14,975	31%	$186,929	$152,080	$34,849	23%

Orders in the Americas for the third quarter and nine months of fiscal 2017 increased by 47% and 38%, respectively, compared to the corresponding periods in fiscal 2016, due primarily to increased demand in the U.S. for vertical milling machines and lathes. The increase in demand has come from all product lines (Hurco, Takumi and Milltronics).

European orders for the third quarter of fiscal 2017 increased by 29%, compared to the corresponding prior year period in fiscal 2016. The year-over-year increase in European orders for the third quarter was driven primarily by increased demand for Hurco vertical milling machines in Italy and Germany, as well as increased demand for LCM machine tool components and accessories. European orders for the nine months of fiscal 2017 increased by 12%, compared to the corresponding prior year period, and included a negative currency impact of 4%, when translating foreign orders to U.S. dollars. The year-over-year increase in European orders for the nine months of fiscal 2017 was primarily due to increased customer demand for Hurco and Takumi vertical milling machines in the United Kingdom and Germany.

Asian Pacific orders for the third quarter and nine months of fiscal 2017 increased by 9% and 38%, respectively, compared to the corresponding prior year periods. The year-over-year increases in orders were driven primarily by increased demand for Hurco and Takumi machines in all Asian Pacific countries in which our customers are located, with the largest increase coming from China.

Michael Doar, Chief Executive Officer, stated, “This year’s strong order trend from all product lines combined with year-over-year growth in all sales regions has been particularly exciting as we approach the last quarter of our fiscal year and prepare to celebrate Hurco’s 50th anniversary in 2018. Our continuous commitment to the development of innovative technologies that help our customers succeed and our disciplined approach to targeted growth has allowed us to stay competitive in a dynamic industry that is highly cyclical. We believe in investing in our future by improving machine tool technologies and expanding our global footprint to serve more customers. We look forward to exhibiting our machine tool technologies this month at EMO, the largest international European trade show, with manufacturers from all over the world.”

Gross profit for the third quarter of fiscal 2017 was $17,540,000, or 29% of sales, compared to $16,135,000, or 31% of sales, for the corresponding prior year period. Gross profit for the nine months of fiscal 2017 was $47,195,000, or 28% of sales, compared to $50,443,000, or 31% of sales, for the corresponding prior year period. The year-over-year decreases in gross profit as a percentage of sales for the third quarter and nine months of fiscal 2017 primarily reflected the negative impact of foreign currency translation compared to the corresponding prior year periods and a sales mix comprised of more entry-level machines, such as those under the Milltronics and Takumi brands, in price competitive geographic regions, such as the Americas and Asia Pacific. The decrease in gross profit as a percentage of sales year to date was the biggest driver in the year-over-year reduction in earnings per share.

Selling, general and administrative expenses for the third quarter of fiscal 2017 were $12,395,000, or 20% of sales, compared to $12,042,000, or 23% of sales, in the corresponding period in fiscal 2016, and included an unfavorable currency impact of $76,000 when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general and administrative expenses or the nine months of fiscal 2017 were $35,276,000, or 21% of sales, compared to $35,946,000, or 22% of sales, in the corresponding period in fiscal 2016, and included a favorable currency impact of $476,000 when translating foreign expenses to U.S. dollars for financial reporting purposes.

The effective tax rates for the third quarter and nine months of fiscal 2017 were 26% and 29%, respectively, compared to 29% and 28% in the corresponding prior year periods. The changes in the effective tax rates year-over-year were due to changes in the geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $61,145,000 at July 31, 2017, compared to $41,217,000 at October 31, 2016. Working capital was $170,072,000 at July 31, 2017 compared to $160,413,000 at October 31, 2016. The increase in working capital was primarily due to the increase in cash and inventories, partially offset by a reduction in accounts receivable.

Hurco also announced today that its Board of Directors approved the payment of a cash dividend of $0.10 per share of common stock. The dividend will be paid on October 9, 2017, to shareholders of record as of the close of business on September 25, 2017. Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives, including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Sales and service fees	$60,770	$52,403	$167,736	$160,935
Cost of sales and service	43,230	36,268	120,541	110,492
Gross profit	17,540	16,135	47,195	50,443
Selling, general and administrative expenses	12,395	12,042	35,276	35,946
Operating income	5,145	4,093	11,919	14,497
Interest expense	21	23	66	72
Interest income	14	12	32	34
Investment income	5	4	85	110
Other (income) expense, net	(98)	246	193	226
Income before taxes	5,241	3,840	11,777	14,343
Provision for income taxes	1,353	1,120	3,363	4,054
Net income	$3,888	$2,720	$8,414	$10,289
Income per common share
Basic	$0.58	$0.41	$1.26	$1.56
Diluted	$0.58	$0.40	$1.25	$1.54
Weighted average common shares outstanding
Basic	6,624	6,573	6,608	6,567
Diluted	6,695	6,645	6,674	6,639

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2017	2016	2017	2016
	(unaudited)		(unaudited)
Gross margin	29%	31%	28%	31%
SG&A expense as a percentage of sales	20%	23%	21%	22%
Operating income as a percentage of sales	8%	8%	7%	9%
Pre-tax income as a percentage of sales	9%	7%	7%	9%
Effective tax rate	26%	29%	29%	28%
Depreciation and amortization	936	962	2,718	2,896
Capital expenditures	1,262	983	3,367	3,250

Balance Sheet Data:	7/31/2017	10/31/2016
	(unaudited)	(audited)
Working capital	$170,072	$160,413
Days sales outstanding (unaudited)	49	52
Inventory turns (unaudited)	1.3	1.4
Capitalization
Total debt	$1,487	$1,476
Shareholders' equity	196,968	185,475
Total	$198,455	$186,951

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31,	October 31,
	2017	2016
ASSETS	(unaudited)	(audited)

Current assets:
Cash and cash equivalents	$61,145	$41,217
Accounts receivable, net	39,258	48,631
Inventories, net	128,231	117,025
Deferred income taxes	-	-
Derivative assets	382	1,725
Prepaid expenses	8,007	8,207
Other	2,445	1,576
Total current assets	239,468	218,381

Property and equipment:
Land	841	841
Building	7,352	7,352
Machinery and equipment	25,599	23,515
Leasehold improvements	3,665	3,487
	37,457	35,195
Less accumulated depreciation and amortization	(25,112)	(22,898)
Total property and equipment	12,345	12,297

Non-current assets:
Software development costs, less accumulated amortization	5,888	4,926
Goodwill	2,477	2,314
Intangible assets, net	1,118	1,150
Deferred income taxes	6,318	6,138
Investments and other assets, net	6,863	6,743
Total non-current assets	22,664	21,271
Total assets	$274,477	$251,949

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$48,560	$37,200
Derivative liabilities	4,698	538
Accrued expenses	14,651	18,754
Short-term debt	1,487	1,476
Total current liabilities	69,396	57,968

Non-current liabilities:
Deferred income taxes	3,253	4,294
Accrued tax liability	1,168	963
Deferred credits and other obligations	3,692	3,249
Total non-current liabilities	8,113	8,506

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,782,006 and 6,720,453 shares issued and 6,624,197 and 6,573,103 shares outstanding,
as of July 31, 2017 and October 31, 2016, respectively	663	657
Additional paid-in capital	60,470	59,119
Retained earnings	143,236	136,742
Accumulated other comprehensive loss	(7,401)	(11,043)
Total shareholders' equity	196,968	185,475
Total liabilities and shareholders' equity	$274,477	$251,949